Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wal-Mart Stores, Inc. 401(k) Retirement Savings Plan of our report dated July 29, 2002, with respect to the financial statements and schedule of the Wal-Mart Stores, Inc. 401(k) Retirement Savings Plan included in the Annual Report (Form 11-K) for the year ended January 31, 2002.

Ernst & Young LLP (signature)

Tulsa, Oklahoma
July 29, 2002